SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF SANTA CLARA

IN RE VERIFONE HOLDINGS, INC. DERIVATIVE LITIGATION This Document Relates to: ALL ACTIONS	) ) ) ) ) ) ) ) ) ) ) ) )
Lead Case No. 1-07-CV-100980

(Consolidated with Case No. 1-07-CV-101449)

NOTICE OF PROPOSED SETTLEMENT AND SETTLEMENT HEARING

Judge: Honorable Peter H. Kirwan
Department: 1
Date Action Filed: December 13, 2007

NOTICE OF PROPOSED SETTLEMENT AND SETTLEMENT HEARING

TO:	ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF THE COMMON STOCK OF VERIFONE HOLDINGS, INC. ("VERIFONE" OR THE "COMPANY") AS OF JUNE 11, 2015 ("CURRENT VERIFONE SHAREHOLDERS").

THIS NOTICE RELATES TO THE PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU ARE A CURRENT VERIFONE SHAREHOLDER, THIS NOTICE CONTAINS IMPORTANT INFORMATION ABOUT YOUR RIGHTS.
YOU ARE HEREBY NOTIFIED, pursuant to an Order of the Superior Court of the State of California, County of Santa Clara (the "Court"), a proposed Settlement has been reached by the Parties to the shareholder derivative action brought on behalf of VeriFone, captioned In re VeriFone, Inc. Derivative Litigation, Lead Case No. 1-07-CV-100980 (the "Action").
As explained below, the Court will hold a Settlement Hearing on October 30, 2015 at 9:00 a.m., before the Honorable Peter H. Kirwan, Department 1 of the Superior Court of the State of California, Santa Clara County, located at 191 N. 1st Street, San Jose, California 95113, to determine whether to approve the Settlement. You have an opportunity to be heard at this hearing.
The terms of the Settlement are set forth in the Parties' Stipulation and summarized in this Notice. If approved by the Court, the Settlement will fully resolve the Action, including the dismissal of the Action with prejudice. For a more detailed statement of the matters involved in the Action, the Settlement, and the terms discussed in this Notice, the Stipulation may be inspected at the Clerk of Court's office, 191 N. 1st Street, San Jose, California 95113. The Stipulation is also available for viewing on VeriFone's website at http://ir.verifone.com.
This Notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in the Action, but is merely to advise you of the pendency and Settlement of the Action.

NOTICE OF PROPOSED SETTLEMENT AND SETTLEMENT HEARING

There is No Claims Procedure. This case was brought to protect the interests of VeriFone and its shareholders. The Settlement will result in changes to the Company's corporate governance, not in payment to individuals, and accordingly, there will be no claims procedure.

I.	SUMMARY OF THE ACTION

A.	Procedural History
On December 3, 2007, VeriFone publicly announced that it would restate its quarterly financial statements for the three fiscal quarters ending January 31, 2007, April 30, 2007, and July 31, 2007, to correct errors in accounting related to the valuation of in-transit inventory and allocation of manufacturing and distribution overhead to inventory that resulted in VeriFone overstating previously reported earnings and inventories and understating "cost of net revenues."
On December 13, 2007, former plaintiff Catholic Medical Mission Board ("Catholic Medical") filed a shareholder derivative action on behalf of VeriFone in this Court captioned Catholic Medical Mission Board v. Bergeron, Case No. 1:07-CV-100980 ("Catholic Medical Action"). This action was brought by Catholic Medical on behalf of the Company against certain of VeriFone's officers and directors seeking to remedy Defendants' alleged violations of state law, including breaches of fiduciary duties, waste of corporate assets, unjust enrichment, and violations of the California Corporations Code. On December 19, 2007, former plaintiff Gilbert Carpel ("Carpel") filed a substantially similar shareholder derivative action captioned Carpel v. Bergeron, Case No. 1:07-CV-101449 ("Carpel Action").
On April 1, 2008, the Court consolidated the Catholic Medical and Carpel Actions, and designated In re VeriFone Holdings, Inc. Derivative Litigation, No. 1:07-CV-100980 (Cal. Super. Ct.-Santa Clara Cnty.) as the lead case (the "Action").
On April 2, 2008, VeriFone announced that its Audit Committee had completed its investigation into accounting and financial control issues related to the Company's restatement. The investigation

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confirmed that incorrect manual journal and elimination entries were made with respect to certain inventory-related matters, that existing policies with respect to manual journal entries were not followed, and that insufficient review processes and controls were in place to identify and correct the erroneous manual journal and elimination entries in a timely manner. In addition to certain remedial measures taken in response to the Audit Committee's findings, VeriFone also announced that VeriFone's Chief Financial Officer, Barry Zwarenstein, had tendered his resignation, which would become effective after completion of the restatement.
On August 19, 2008, VeriFone filed amended and restated financials for the first three quarters of fiscal year 2007 that lowered VeriFone's operating income for the three fiscal quarters from $64.6 million to $28.6 million. Following these disclosures, on October 31, 2008, plaintiffs Catholic Medical and Carpel filed their Consolidated Shareholder Derivative Complaint ("Consolidated Complaint"), asserting claims for breaches of fiduciary duty, waste of corporate assets, aiding and abetting breach of fiduciary duty, unjust enrichment, insider trading, and misappropriation of information.
The Consolidated Complaint alleged that VeriFone officers and directors breached their fiduciary duties by failing to implement and maintain adequate internal controls over accounting and financial reporting, and causing or permitting VeriFone to materially overstate reported income by approximately $70 million, requiring financial restatements for three fiscal quarters of 2007. The Consolidated Complaint alleged that VeriFone suffered damages as a result, including injury to its reputation in the capital markets, as evidenced by a $2.4 billion collapse in market capitalization, costs associated with the restatement and related remediation, the costs of responding to the formal inquiry conducted by the U.S. Securities and Exchange Commission ("SEC"), and the costs of defending and resolving through settlement claims made by a putative class of shareholders. The Consolidated Complaint further alleged that pre-suit demand on VeriFone's board of directors ("Board") was excused as futile due to the culpability of a majority of directors for the alleged wrongdoing.

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At the time the Consolidated Complaint was filed, a securities class action captioned In re VeriFone Holdings, Inc. Securities Litigation, Case No. 3:07-cv-06140 ("Federal Securities Action"), and a related shareholder derivative action captioned In re VeriFone Holdings, Inc. Shareholder Derivative Litigation, Case No. 3:07-cv-06347 ("Federal Derivative Action"), were both pending in the U.S. District Court for the Northern District of California ("Federal Court").
On November 10, 2008, Defendants filed a joint motion to stay the Action pending resolution of the Federal Securities Action and the Federal Derivative Action ("Defendants' Motion to Stay"). On November 18, 2008, the Parties agreed to postpone the briefing on Defendants' anticipated demurrer to the Consolidated Complaint until resolution of Defendants' Motion to Stay, in order to conserve party and judicial resources.
On December 17, 2008, the Court entered a stipulated order postponing briefing on Defendants' Motion to Stay pending a decision on VeriFone's motion to dismiss the complaint in the Federal Derivative Action. Thereafter, the Court entered a series of stipulated orders continuing further proceedings in the Action through 2011.
On June 10, 2009, plaintiffs in the Federal Derivative Action made a written demand to inspect certain of VeriFone's books and records pursuant to Delaware Code title 8, §220. On August 6, 2009, VeriFone produced responsive books and records to plaintiffs in the Federal Derivative Action. These documents were also made available to plaintiffs Catholic Medical and Carpel in this Action, and plaintiffs' counsel carefully reviewed and evaluated them.
On September 1, 2009, the SEC filed a civil case against VeriFone and its supply chain controller relating to VeriFone's lack of internal controls and oversight. VeriFone consented to the entry of a final judgment on November 12, 2009, that permanently enjoined and restrained it from violating federal securities laws and requiring VeriFone to maintain a system of internal accounting controls, file accurate

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periodic reports, and keep books, records, or accounts, which accurately and fairly reflect the transactions and dispositions of the assets of VeriFone.
On August 26, 2010, the Federal Court dismissed the complaint in the Federal Derivative Action with prejudice. On November 28, 2011, the U.S. Court of Appeals for the Ninth Circuit ("Ninth Circuit") affirmed the dismissal with prejudice of the complaint in the Federal Derivative Action for failure to adequately plead demand futility. The Parties to this Action met and conferred on the next steps in this Action and reported the same to the Court in periodic joint status reports throughout 2012.
On March 22, 2011, the Federal Court dismissed the complaint in the Federal Securities Action with prejudice, which plaintiff appealed to the Ninth Circuit. On December 21, 2012, a Ninth Circuit panel reversed in part the Federal Court's dismissal of the Federal Securities Action, reviving claims that VeriFone, Bergeron, and Zwarenstein violated §10(b) of the Securities Exchange Act of 1934. In re VeriFone Holdings, Inc. Sec. Litig., 704 F.3d 694, 710 (9th Cir. 2012).
On February 15, 2013, after learning that plaintiff Carpel had sold his VeriFone stock and lost standing to maintain this derivative action, Plaintiff's Counsel filed a Motion to Publish Notice to VeriFone Systems, Inc. Shareholders regarding the pending dismissal for lack of standing ("Motion to Publish Notice"), in order to give VeriFone shareholders with standing an opportunity to intervene in the Action and pursue the claims. On April 16, 2013, Defendants opposed the Motion to Publish Notice, arguing that the Action should be dismissed because there was no longer a plaintiff with standing and that due process did not require notice to VeriFone shareholders. On May 3, 2013, Plaintiff's Counsel filed a reply. On May 16, 2013, the Court granted the Motion to Publish Notice.
On May 17, 2013, pursuant to the Court's order, Plaintiff's Counsel published notice to VeriFone shareholders that the Action would be dismissed and the claims likely terminated by operation of the statutes of limitation, unless a shareholder with standing substituted as plaintiff in the Action. VeriFone published the same notice on its website on May 21, 2013. On August 14, 2013, Plaintiff's Counsel

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filed a notice of intent to substitute VeriFone shareholder Joel Gerber as plaintiff to pursue the claims in this action. On September 16, 2013, Gerber formally moved for leave to amend the complaint to substitute himself as plaintiff, attaching a proposed amended complaint ("Amended Complaint"). VeriFone did not oppose the motion for leave to amend the complaint. On October 16, 2013, the Court granted Plaintiff's motion for leave to amend the complaint and deemed the Amended Complaint filed.
Subsequently, the Parties agreed to continue the date for Defendants to respond to the Amended Complaint, for good cause, through a series of stipulations, during which time the Parties engaged in settlement discussions.
On April 7, 2014, Defendants filed a demurrer to the Amended Complaint ("Demurrer"), asserting that Plaintiff failed to make the pre-suit demand on the VeriFone Board required under California and Delaware law, failed adequately to plead that his obligation to make a pre-suit demand was excused as futile, and was collaterally estopped from alleging that demand is futile as to a majority of the members of VeriFone's Board.
On May 23, 2014, Plaintiff filed a statement of non-opposition to the Demurrer and indicated that VeriFone's interests would be best served by Plaintiff's making a litigation demand on the new VeriFone Board. On the same day, Plaintiff filed a motion to stay the proceedings in order to permit him to make a litigation demand on the current VeriFone Board ("Plaintiff's Motion to Stay"). On June 18, 2014, Defendants filed their opposition to Plaintiff's Motion to Stay and their reply to the Demurrer. Plaintiff filed a reply to Plaintiff's Motion to Stay on July 25, 2014.
On December 4, 2014, the Court sustained the Demurrer with leave to amend, and granted Plaintiff's Motion to Stay the Action to permit Plaintiff to make a litigation demand on VeriFone's Board. On December 23, 2014, Plaintiff, through his counsel, sent a 17-page demand letter detailing Defendants' alleged wrongdoing and claimed damages, and demanding that VeriFone's Board commence a new, independent investigation of the matters underlying this Action separate and apart from that undertaken

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by the prior Audit Committee, and that the Board take steps to recover damages proximately caused by Defendants' alleged breaches of fiduciary duty and implement enhanced internal controls and management and Board level oversight.

B.	Settlement Efforts
During the pendency of this Action, the Parties have conducted arm's-length, good faith settlement discussions on several occasions. On October 8, 2009, the Parties and the parties to the Federal Derivation Action engaged in formal mediation before the Honorable William J. Cahill (ret.) ("Judge Cahill").
In advance of the mediation with Judge Cahill, the Parties engaged in extensive negotiations regarding a potential settlement. These negotiations included, among other things, lengthy discussions concerning the Defendants' alleged breaches of fiduciary duty and defenses thereto. In addition, the Parties extensively briefed the merits of their respective claims and defenses for Judge Cahill. While the Parties made some progress toward resolution of the Action at the mediation, the Parties were unable to reach an agreement to resolve the Action.
On April 26, 2012, Plaintiff made a new settlement demand proposing, among other things, comprehensive corporate governance reforms designed to address Defendants' alleged breach of fiduciary duties, as well as structural reforms designed to improve the independence and rigor of the Board and Audit Committee's oversight of core operations. Plaintiff and Defendants engaged in preliminary discussions, but the Parties were again unable to reach a resolution of the Action.
On November 12, 2013, Plaintiff sent a follow up settlement demand letter. To facilitate settlement discussions, the Parties agreed to continue Defendants' time to respond to the Amended Complaint. The Parties, through their counsel, discussed Plaintiff's renewed settlement demand telephonically on or about December 9, 2013, and again on December 20, 2013. Defendants provided a written response to Plaintiff's demand on January 22, 2014, and the following day counsel for the

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Parties held a telephone conference to continue settlement discussions. These discussions continued through early March 2014. In late March 2014, Defendants advised Plaintiff that they intended to demurrer rather than continue with settlement discussions.
In January 2015, the Parties renewed their good faith efforts to explore resolution of the Action. On January 8, 2015, Defendants initiated a call with Plaintiff to express an interest in resuming settlement discussions. On January 12, 2015, Plaintiff provided his proposals for corporate governance reforms to Defendants. Thereafter, on January 15, 2015, Defendants provided internal documents to Plaintiff to facilitate further discussions. On January 21, 2015, the Parties held a telephonic conference to discuss specific corporate governance reforms and Defendants provided a written response to Plaintiff's settlement proposal the following day.
After significant negotiations, the Parties were able to reach an agreement-in-principle to resolve the Action on March 13, 2015.

II.	PLAINTIFF'S CLAIMS AND THE BENEFITS OF SETTLEMENT
Plaintiff believes that the Action has substantial merit, and Plaintiff's entry into the Stipulation and Settlement is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged in the Action. Plaintiff and his counsel also acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Action against the Defendants through trial and through possible appeals. Plaintiff's Counsel have also taken into account the substantial risks, costs, and delays involved in complex shareholder derivative litigation, generally, as well as the unique challenges presented by this Action, including pleading wrongful demand refusal with the requisite particularity, overcoming the business judgment presumption applicable to the Board's determination not to pursue the derivative claims, and the significant challenges of meeting the burdens of proof applicable to the underlying claims and of defeating the available affirmative defenses, including the business judgment rule and the exculpation

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and indemnification rights afforded the director Defendants pursuant to Delaware General Corporate Law §102(b)(7).
Plaintiff's Counsel have conducted an extensive investigation over the course of several years, including: (i) reviewing VeriFone's press releases, public statements, SEC filings, and securities analysts' reports and advisories about the Company; (ii) reviewing media reports about the Company; (iii) researching the applicable law with respect to the claims alleged in the Action and the potential defenses thereto; (iv) preparing and filing derivative complaints; (v) conducting damages analyses; (vi) participating in informal conferences with Defendants' Counsel regarding the specific facts of the cases, the perceived strengths and weaknesses of the cases, and other issues in an effort to facilitate negotiations and fact gathering; (vii) reviewing and analyzing relevant documents in the Federal Derivative Action—including the motion to dismiss briefing and the Federal Court's order granting defendants' motion to dismiss and the Ninth Circuit's opinion—and evaluating the merits of, and the Defendants' potential liability in connection with, the Federal Derivative Action; (viii) reviewing and analyzing VeriFone's books and records produced pursuant to Delaware Code title 8, §220 in the Federal Derivative Action; (ix) reviewing and analyzing relevant documents in the Federal Securities Action—including the motion to dismiss briefing and the Federal Court's order granting defendants' motion to dismiss and the Ninth Circuit's opinion—and evaluating the merits of, and the Defendants' potential liability in connection with, the Federal Securities Action; (x) submitting comprehensive briefs prior to mediation, outlining their position, and Plaintiff's claims in the Action; (xi) actively participating in an in-person, full-day mediation; and (xii) negotiating this Settlement with Defendants.
Based on Plaintiff's Counsel's thorough review and analysis of the relevant facts and difficult circumstances, allegations, defenses, and controlling legal principles, Plaintiff's Counsel believe that the Settlement set forth in the Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon VeriFone and its shareholders. Based on their evaluation, Plaintiff and his counsel have

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determined that the Settlement is in the best interests of VeriFone and its shareholders and have agreed to settle the Action upon the terms and subject to the conditions set forth herein.

III.	DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY
The Defendants have denied and continue to deny each and all of the claims, contentions, and allegations made against them or that could have been made against them in the Action, and believe the Action has no merit. The Defendants have expressly denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged in the Action. The Defendants assert that they have satisfied their fiduciary duties and have acted in good faith and in the best interest of VeriFone and its shareholders at all relevant times. Defendants have entered into the Stipulation to avoid the continuing additional expense, inconvenience, and distraction of the Action, as well as the risks and uncertainty inherent in any lawsuit. Defendants believe that it is desirable and beneficial that the Action be settled in the manner and upon the terms and conditions set forth in the Stipulation because, among other things, it will allow the Company to conclude this litigation on terms that are just and reasonable, including the adoption and maintenance of Corporate Governance Reforms that serve VeriFone's and its shareholders' best interests. Further, VeriFone, through its Board, acknowledges that the Settlement is fair, reasonable, and adequate, and in the best interests of VeriFone and its shareholders.
Neither the Stipulation, nor any of its terms or provisions, nor entry of the Judgment, nor any document or exhibit referred or attached to the Stipulation, nor any action taken to carry out the Stipulation, is, may be construed as, or may be used as evidence of the validity of any of the Released Claims or an admission by or against the Individual Defendants of any fault, wrongdoing, or concession of liability whatsoever.

NOTICE OF PROPOSED SETTLEMENT AND SETTLEMENT HEARING

IV.	THE SETTLEMENT HEARING
The Settlement Hearing will be held before the Honorable Peter H. Kirwan on October 30, 2015 at 9:00 a.m., in Department 1 of the Superior Court of the State of California, Santa Clara County, located at 191 N. 1st Street, San Jose, California 95113, to determine whether: (i) the Settlement of the Action upon the terms and subject to the conditions set forth in the Stipulation is fair, reasonable, and adequate and should be approved by the Court; (ii) the Action should be dismissed with prejudice; and (iii) to approve the agreed upon Fee and Expense Amount for Plaintiff's Counsel's fees and expenses as set forth in the Stipulation. The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof without further notice.

V.	TERMS OF THE SETTLEMENT
The terms and conditions of the proposed Settlement are set forth in the Stipulation. The Stipulation has been filed with the Court and is also available for viewing on VeriFone's website at http://ir.verifone.com. The following is only a summary of its terms.
Corporate Governance Reforms. As a result of the Action and the settlement reflected in the Stipulation (the "Settlement"), VeriFone will implement significant corporate governance reforms designed to enhance and improve its internal controls and systems, as well as the effectiveness and responsiveness of the VeriFone Board and the Audit Committee. These reforms include measures that strengthen the mandate of the Chief Audit Executive to ensure internal control risks are identified and systematically managed, and investigated as necessary to resolve and improve the Company's control environments; ensure internal audit and accounting staff, executive officers and the VeriFone Board are properly trained regarding emerging trends in internal control issues and internal audit matters; strengthen Audit Committee procedures and supervision, and broaden its mandate to include detailed oversight of internal controls and systems, the scope and results of annual audits and compliance with

NOTICE OF PROPOSED SETTLEMENT AND SETTLEMENT HEARING

Statement on Auditing Standards No. 99 guidance; require appointment of a Lead Independent Director with enhanced duties and responsibilities; and enhance the independence of VeriFone's Board.
In addition to these measures, the Company acknowledges that the filing and prosecution of the Action was a substantial and material factor in the Company's decision to adopt and maintain a number of corporate governance enhancements implemented after the Complaint was filed in 2007, and further agrees to maintain these reforms for not less than four years following final approval of the Settlement. These reforms include: the separation of the Chairman of the Board and Chief Executive Officer positions; the appointment of a new director to the Audit Committee, the creation of the position of Executive Vice President, General Counsel and Compliance Officer; and several new positions to enhance VeriFone's accounting resources and oversight, such as the position of Vice President of Internal Audit or Chief Audit Executive; the adoption of stock ownership guidelines for directors and officers; the adoption of a formal clawback policy pursuant to which, in the event of a financial restatement or any fraud or gross misconduct, incentive-based compensation shall be returned to the Company; the creation of a management-level Disclosure Committee tasked with maintaining and overseeing disclosure controls and procedures designed to ensure that the Company's disclosures are accurate and complete and fairly present the Company's financial condition and results of operations; and the adoption of enhancements to VeriFone's Insider Trading Compliance Program that (i) requires all trading to be conducted during an open trading window and provides that special Black-out Periods may apply to any insider even though the Trading Window would otherwise be open; (ii) prohibits insiders from engaging in short sales of the Company's stock and any trading in derivatives of the Company's stock; (iii) prohibits Section 16 Individuals from selling Company stock unless the sales are made pursuant to a pre- approved trading plan adopted pursuant to Rule 10b5-1; and (iv) prohibits all officers and members of the Board of Directors and certain others from trading, including during the Trading Window, without first complying with the Company's pre-clearance process. These reforms and

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enhancements are detailed in Exhibit A annexed to the Stipulation and are collectively referred to as the "Corporate Governance Reforms."
The Settling Parties believe that a settlement at this juncture on the terms and on the conditions set forth in the Stipulation is fair, reasonable, and adequate. In addition, the VeriFone Board has, in the exercise of its business judgment, formally approved the Settlement and each of its terms, as fair, just and adequate, and in the best interest of VeriFone and its shareholders.

VI.	DISMISSAL AND RELEASES
In connection with the Court's approval of the Settlement, the Action and all claims asserted by Plaintiff on behalf of VeriFone and against the Individual Defendants will be dismissed with prejudice. The full scope of the releases and the persons and entities who are the subject of the releases are set forth in the Stipulation.
Upon the Effective Date, the Releasing Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Claims (including Unknown Claims) against the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation or the Judgment.
Further, upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiff, Plaintiff's Counsel, and VeriFone from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation or the Judgment.

VII.	PLAINTIFF'S COUNSEL'S FEES AND EXPENSES
After negotiating the Corporate Governance Reforms, Plaintiff's Counsel and VeriFone separately negotiated the attorneys' fees and expenses that the Company would pay to Plaintiff's Counsel.

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As a result of these negotiations, and in light of the substantial benefits conferred upon VeriFone by Plaintiff's Counsel's efforts, the Company has agreed to pay $495,000 for Plaintiff's Counsel's attorneys' fees and expenses, subject to court approval (the "Fee and Expense Amount"). To date, Plaintiff's Counsel have neither received any payment for their services in connection with the Action, nor have counsel been reimbursed for their out-of-pocket expenses incurred. Neither the Individual Defendants, GTCR, nor VeriFone's shareholders are personally liable for the payment of the Fee and Expense Amount.

VIII.	THE RIGHT TO OBJECT AND/OR BE HEARD AT THE HEARING
Any Current VeriFone Shareholder may object and/or appear and show cause, at their own expense, individually or through counsel of their own choice, if he, she, or it has any concern, why the Settlement should not be approved as fair, reasonable, and adequate, or why the Judgment should not be entered thereon, or why the Fee and Expense Amount should not be approved. However, unless otherwise ordered by the Court, no Current VeriFone Shareholder shall be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Judgment to be entered thereon approving the same, or the Fee and Expense Amount awarded to Plaintiff's Counsel, unless that shareholder has, at least fourteen (14) calendar days prior to the Settlement Hearing:
(1)    filed with the Clerk of the Court a written objection to the settlement setting forth:

(a)	the nature of the objection;

(b)	proof of current ownership of VeriFone common stock, including the number of shares of VeriFone common stock and the date of purchase; and

(c)	any documentation in support of such objection.
(2)    If a Current VeriFone Shareholder intends to appear and requests to be heard at the Settlement Hearing, such shareholder must have, in addition to the requirements of (1) above, filed with the Clerk of the Court:

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(a)	written notice of such shareholder's intention to appear;

(b)	a statement that indicates the basis for such appearance; and

(c)	the identities of any witnesses, if any, the shareholder intends to call at the Settlement Hearing and a statement as to the subject of their testimony.
If a Current VeriFone Shareholder files a written objection and/or written notice of intent to appear, such shareholder must also simultaneously serve copies of such notice, proof, statement, and documentation, together with copies of any other papers or briefs such shareholder files with the Court (either by hand delivery or by first class mail) upon each of the following:

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Clerk of the Court Superior Court of the State of California Santa Clara County 191 N. 1st Street San Jose, CA 95113 The Court
Craig W. Smith
ROBBINS ARROYO LLP
600 B Street, Suite 1900
San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile: (619) 525-3991

David E. Bower
FARUQI & FARUQI, LLP
10866 Wilshire Boulevard, Suite 1470
Los Angeles, CA 90024
Telephone: (424) 256-2884
Facsimile: (424) 256-2885

Nadeem Faruqi
FARUQI & FARUQI, LLP
369 Lexington Avenue, 10th Floor
New York, NY 10017
Telephone: (212) 983-9330
Facsimile: (212) 983-9331

Counsel for Plaintiff

Brendan P. Cullen
SULLIVAN & CROMWELL LLP
1870 Embarcadero Road
Palo Alto, CA 94303
Telephone: (650) 461-5600
Facsimile: (650) 461-5700

Robert A. Sacks
SULLIVAN & CROMWELL LLP
1888 Century Park East
Los Angeles, CA 90067
Telephone: (310) 712-6600
Facsimile: (310) 712-8800
Counsel for VeriFone and the VeriFone
Individual Defendants

James F. Basile
KIRKLAND & ELLIS LLP
555 California Street
San Francisco, CA 94104
Telephone: (415) 439-1400
Facsimile: (415) 439-1500

Counsel for GTCR

Unless otherwise ordered by the Court, any Current VeriFone Shareholder who does not make his, her, or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be barred and foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement, to the agreed upon Fee and Expense Amount, or to otherwise be heard, and shall otherwise be bound by the Judgment to be entered and the releases to be given. The Judgment, whether favorable or not, will bind all Current VeriFone Shareholders.

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IX.	CONDITIONS FOR SETTLEMENT
The Settlement is conditioned upon the occurrence of certain events described in the Stipulation, which requires, among other things:
a.approval of the Settlement by VeriFone's Board, which Defendants' Counsel represent has already been accomplished;
b.entry of the Judgment, in all material respects in the form set forth as Exhibit E annexed to the Stipulation, approving the Settlement, without awarding costs to any party, except as provided herein;
c.the payment of the Fee and Expense Amount as approved by the Court; and
d.the passing of the date upon which the Judgment becomes Final.
If, for any reason, any one of the conditions described in the Stipulation is not met and the entry of the Judgment does not occur, the Stipulation might be terminated and, if terminated, will become null and void; and the Settling Parties to the Stipulation will be restored to their respective positions as of the date of execution of the Stipulation.

X.	EXAMINATION OF PAPERS AND INQUIRIES
There is additional information concerning the Settlement available in the Stipulation, which may be viewed on VeriFone's website at http://ir.verifone.com. You may also inspect the Stipulation during business hours at the office of the Clerk of the Court, Superior Court of the State of California, Santa Clara County, located at 191 N. 1st Street, San Jose, California 95113. Or you can call Counsel for Plaintiff: Robbins Arroyo LLP, 600 B Street, Suite 1900, San Diego, California 92101, Telephone: (800) 350-6003 or Faruqi & Faruqi, LLP, 10866 Wilshire Boulevard, Suite 1470, Los Angeles, CA 90024, Telephone: (424) 256-2884, for additional information concerning the Settlement.
PLEASE DO NOT TELEPHONE THE COURT OR
VERIFONE REGARDING THIS NOTICE.

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